Exhibit 99.7

August 23, 2019

Mr. Ryan Levenson
Privet Fund Management LLC
79 West Paces Ferry Road
Suite 200B
Atlanta, Georgia 30305

Dear Ryan,

On behalf of the Board of Directors (the “Board”) of Synalloy Corporation (the “Company”), I am writing in response to your letter dated August 19, 2019.

The Company’s Board of Directors at its regularly scheduled quarterly meeting on August 22, 2019, carefully and thoroughly reviewed your revised indication of interest to acquire the issued and outstanding shares of the Company not already owned by Privet, for the price of $18.50 per share. To assist with a review of your proposal, the Company worked with the investment banking team at Stephens Inc. It is the Board’s unanimous conclusion that your indication of interest at $18.50 per share substantially undervalues the current and future financial performance of the Company, and is hereby rejected.

The Board continues to believe that all shareholders will be better served by the Company’s strategy of growing our existing segments and pursuing accretive acquisitions and expansion into complementary product lines. This strategy has produced excellent returns for our shareholders. Benchmarking the Company’s share price performance as of July 29, 2019 to a public peer group of Metals and Chemicals businesses shows the Company to be the top performer in the peer group with a total return over the prior three-year period of 115%. Referencing premiums to historical closing prices is opportunistic and disregards the Company’s earnings potential. Furthermore, considering a sale of the Company to Privet, or running a process to identify other potential buyers, at a time when the Company’s earnings are depressed due to temporary factors would not be in the best interests of our shareholders.

As you have observed and undoubtedly is obvious to our long-term shareholders, the Company’s cyclical businesses generate uneven financial results. However, since 2011, the Company has produced higher adjusted EBITDA at both the top and bottom of each successive business cycle, compared to previous cycles. In 2018, adjusted EBITDA, excluding the benefit of inventory profits, totaled a record $27.6 million. Had we owned ASTI last year, adjusted EBITDA would have totaled $34.5 million. The current year, as noted in our second quarter earnings release, has been challenged by a number of what we believe to be temporary factors in our stainless-steel pipe business. These factors will likely resolve in the near term, and BRISMET’s position as the number one North American producer of welded stainless-steel pipe will be positively reflected in the Company’s financial performance again.

Regarding your comment that the Company has been speculating on the raw material inputs for its metals segment, your accusation is unfounded and wholly inaccurate. Our raw material purchases are tied directly to the orders that have been received by this segment or forecasted demand. Over the years, we have modeled various scenarios to hedge our exposure to nickel prices. In 2016 and again in 2017, we utilized two different types of hedges, in an attempt to mitigate potential inventory losses. The hedges were not effective, and the Company had to absorb the cost of the premiums to put them in place. Additionally, in the last several years, surcharges on stainless-steel have been more heavily impacted by non-nickel components that cannot be hedged, such as chrome, moly and scrap steel. While we see a bias for higher nickel prices and potential inventory profits over the next three to five years, we will continue to view the swings in metal prices as a cost of doing business.

Our management team and Board have expended considerable time over the past several months, providing your team with detailed information about our businesses and evaluating Privet’s proposals. While the process has been a distraction, we have been cooperative and responsive to your requests. Nonetheless, there has been no material progress made on the question of valuation. Also, we asked that you provide us with evidence of your funding sources and to date that has not been forthcoming. Taking all of this into consideration, the Company’s Board has decided to terminate discussions with Privet. Pursuant to Section 5 of our Mutual Non-Disclosure Agreement dated October 31, 2018 (the “NDA”), the Company hereby terminates the NDA, effective thirty (30) days from the date of this letter. Accordingly, per Section 4 of the NDA, within thirty (30) days of the date of this letter, please return or confirm the destruction of all confidential information provided to you and your representatives.

Exhibit 99.7

Regards,

/s/ Craig C. Bram
Craig C. Bram
President and CEO

cc:    Mr. Murray H. Wright, Chairman of the Board and Executive Committee Member
    Mr. Henry Guy, Director and Executive Committee Member